Press Release:

For Immediate Release

KMG America Announces Settlement of Litigation with ING

Minneapolis, MN, May 8, 2007 – KMG America Corporation (the “Company” or “KMG America”) (NYSE: KMA) today announced that on Friday, May 4, 2007, it entered into a settlement agreement resolving all claims in the previously disclosed suit by subsidiaries of ING America U.S. Pursuant to the settlement agreement, the Company will make a cash payment of $825,000 to ING in total settlement of all claims in the second quarter of 2007. The amount paid by the Company in settlement of the litigation is less than the amount of defense costs the Company expected to pay through trial of the litigation. The Company has been advised by the insurance carrier for its primary directors and officers insurance policy that the insurance carrier will reimburse the Company for only a portion of the amount paid by the Company in settlement of the litigation. The Company disputes the insurance carrier’s decision and will pursue additional reimbursement from the insurance carrier under the insurance policy.

While the cash payment will be made in the second quarter of 2007, the Company is evaluating its accounting for the settlement amount in light of the timing of the settlement. It may conclude that an accrual for such amount in the first quarter of 2007 is appropriate. Such an accrual was not reported in the Company’s first quarter 2007 earnings release issued on May 7, 2007. If the Company determines that a first quarter accrual is appropriate, it will be reflected in the financial statements to be filed in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2007, that will be filed with the SEC later this week. In addition, such an accrual was not reflected in the Company’s Quarterly Statistical Supplement for First Quarter, 2007, that was posted on the Company’s website on May 7, 2007. Once a final determination has been made, the Company will, if necessary, post a revised Quarterly Statistical Supplement for First Quarter 2007 on its website.

ABOUT KMG AMERICA CORPORATION

KMG America is a holding company that was formed to acquire the Southeastern regional insurance company, Kanawha Insurance Company, and to operate and grow Kanawha's insurance and other related businesses nationwide. KMG America offers a broad mix of individual and group insurance products and stop-loss coverage along with third-party administration services to employers and to working Americans. For more information visit: www.kmgamerica.com.

FORWARD LOOKING INFORMATION

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause the Company’s actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: implementation of its business strategy; hiring and retaining key employees; predicting and managing claims and other costs; fluctuations in its investment portfolio; financial strength ratings of its insurance subsidiary; government regulations, policies and investigations affecting the insurance industry; competitive insurance products and pricing; reinsurance costs; fluctuations in demand for insurance products; possible recessionary trends in the U.S. economy; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements.

Contact:	Tim Daniels
Ph: (952) 930-4807
tim.daniels@kmgamerica.com